FOR IMMEDIATE RELEASE:

NVIDIA Announces First Quarter Fiscal 2022 Revenue Tracking Above Outlook

SANTA CLARA, Calif.—April 12, 2021―NVIDIA today announced at its annual Investor Day that first quarter revenue for fiscal 2022 is tracking above its previously provided outlook, with outperformance in each of its market platforms.

“While our fiscal 2022 first quarter is not yet complete, Q1 total revenue is tracking above the $5.30 billion outlook provided during our fiscal year-end earnings call. We are experiencing broad-based strength, with all our market platforms driving upside to our initial outlook,” said Colette Kress, executive vice president and chief financial officer of NVIDIA.

“Within Data Center we have good visibility, and we expect another strong year. Industries are increasingly using AI to improve their products and services. We expect this will lead to increased consumption of our platform through cloud service providers, resulting in more purchases as we go through the year. Our EGX platform has strong momentum, and we expect this will drive increased revenue from enterprise and edge computing deployments in the second half of the year.

“Overall demand remains very strong and continues to exceed supply while our channel inventories remain quite lean. We expect demand to continue to exceed supply for much of this year. We believe we will have sufficient supply to support sequential growth beyond Q1,” she continued.

NVIDIA’s market platforms include Gaming, Data Center, Professional Visualization, and Automotive. The company also raised its first-quarter revenue estimate for its new CMP product for industrial-scale cryptocurrency mining to $150 million, up from $50 million previously expected.

In its Feb. 24 earnings release, NVIDIA had provided a revenue outlook for its first fiscal quarter, ending May 2, of $5.30 billion, plus or minus 2 percent.

About NVIDIA
NVIDIA’s (NASDAQ: NVDA) invention of the GPU in 1999 sparked the growth of the PC gaming market and has redefined modern computer graphics, high performance computing and artificial intelligence. The company’s pioneering work in accelerated computing and AI is reshaping trillion-dollar industries, such as transportation, healthcare and manufacturing, and fueling the growth of many others. More information at https://nvidianews.nvidia.com/.

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For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com

Certain statements in this press release including, but not limited to, statements as to: NVIDIA’s financial outlook for the first quarter of fiscal 2022; NVIDIA’s outperformance in each of its market platforms; visibility within Data Center; Data Center having a strong year; industries increasingly using AI to improve their products and services; increased consumption of our platform through cloud service providers resulting in more purchases; strong momentum of our EGX platform driving increased revenue from enterprise and edge computing deployments in the second half of the year; demand exceeding supply; and sufficient supply to support sequential growth beyond the first quarter of fiscal year 2022 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

© 2021 NVIDIA Corporation. All rights reserved. NVIDIA and the NVIDIA logo are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

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